SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   ___________

                                  SCHEDULE 13G

                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2

                              (Amendment No. __)*


                             COLLINS & AIKMAN CORP.
                             ----------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                    194830204
                                 --------------
                                 (CUSIP Number)


                                  May 13, 2005
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

--------------------------
     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 194830204
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ASPEN ADVISORS LLC

     13-4118717
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
                                  5    SOLE VOTING POWER
NUMBER OF                              -0-
SHARES                            ----------------------------------------------
BENEFICIALLY                      6    SHARED VOTING POWER
OWNED BY                               7,000,000
EACH REPORT-                      ----------------------------------------------
ING PERSON                        7    SOLE DISPOSITIVE POWER
WITH                                   -0-
                                  ----------------------------------------------
                                  8    SHARED DISPOSITIVE POWER
                                       7,000,000
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,000,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES                                               [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.37%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

CUSIP NO. 194830204
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ASPEN PARTNERS SERIES A, a series of Aspen Capital Partners, LP

     13-4118716
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
                                  5    SOLE VOTING POWER
NUMBER OF                              -0-
SHARES                            ----------------------------------------------
BENEFICIALLY                      6    SHARED VOTING POWER
OWNED BY                               5,770,500
EACH REPORT-                      ----------------------------------------------
ING PERSON                        7    SOLE DISPOSITIVE POWER
WITH                                   -0-
                                  ----------------------------------------------
                                  8    SHARED DISPOSITIVE POWER
                                       5,770,500
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,770,500
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES                                               [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

CUSIP NO. 194830204
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     ASPEN CAPITAL LLC

     13-4118715
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
                                  5    SOLE VOTING POWER
NUMBER OF                              -0-
SHARES                            ----------------------------------------------
BENEFICIALLY                      6    SHARED VOTING POWER
OWNED BY                               5,770,500
EACH REPORT-                      ----------------------------------------------
ING PERSON                        7    SOLE DISPOSITIVE POWER
WITH                                   -0-
                                  ----------------------------------------------
                                  8    SHARED DISPOSITIVE POWER
                                       5,770,500
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,770,500
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES                                               [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     OO
--------------------------------------------------------------------------------

CUSIP NO. 194830204
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     NIKOS HECHT
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY
--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
--------------------------------------------------------------------------------
                                  5    SOLE VOTING POWER
NUMBER OF                              -0-
SHARES                            ----------------------------------------------
BENEFICIALLY                      6    SHARED VOTING POWER
OWNED BY                               7,000,000
EACH REPORT-                      ----------------------------------------------
ING PERSON                        7    SOLE DISPOSITIVE POWER
WITH                                   -0-
                                  ----------------------------------------------
                                  8    SHARED DISPOSITIVE POWER
                                       7,000,000
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     7,000,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES                                               [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.37%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

Item 1.

         (a) Name of Issuer:

                  Collins & Aikman Corp.

         (b) Address of Issuer's Principal Executive Offices:

                  250 Stephenson Highway
                  Troy, Michigan 48083

Item 2.
         (a)  Name of Persons Filing:

                  Aspen Partners Series A, a series of Aspen Capital Partners, LP ("Aspen Partners")
                  Aspen Capital LLC ("Aspen Capital")
                  Aspen Advisors LLC ("Aspen Advisors")
                  Nikos Hecht
                  (collectively, the "Reporting Persons")

         (b)  Address of Principal Business Office or, if none, Residence:

                  The principal business office of Aspen Advisors is 152 West 57th Street, New York, NY, 10019. The principal business office of each of the other Reporting Persons is c/o Aspen Advisors LLC, 152 West 57th Street, New York, NY, 10019.

         (c)  Citizenship:

                  Aspen Partners is a Delaware limited partnership. Aspen Capital and Aspen Advisors are Delaware limited liability companies. Mr. Hecht is a citizen of the United States.

         (d)  Title of Class of Securities:

                  Common Stock

         (e)  CUSIP Number:

                  194830204

Item 3.  If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), Check Whether the Person Filing is a:

         (a) [ ]  Broker or dealer registered under Section 15 of the Exchange
                  Act.
         (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
         (d) [ ] Investment company registered under Section 8 of the Investment Company Act.
         (e) [ ]  An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);
         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
         (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;
         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;
         (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount beneficially owned:

                  Aspen Partners and Aspen Capital:             5,770,500
                  Aspen Advisors and Mr. Hecht:                 7,000,000

         (b) Percent of class:

                  Aspen Partners and Aspen Capital:                   6.9%
                  Aspen Advisors and Mr. Hecht:                       8.37%

         (c) Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote:

                           Aspen Capital:                             -0-
                           Aspen Advisors and Mr. Hecht:              -0-
                           Aspen Partners:                            -0-

                  (ii)  Shared power to vote or to direct the vote:

                           Aspen Capital and Aspen Partners:    5,770,500
                           Aspen Advisors and Mr. Hecht:        7,000,000

                  (iii) Sole power to dispose or to direct the disposition of:

                           Aspen Capital:                             -0-
                           Aspen Advisors and Mr. Hecht:              -0-
                           Aspen Partners:                            -0-

                  (iv)  Shared power to dispose or to direct the disposition of:

                           Aspen Capital and Aspen Partners:    5,770,500
                           Aspen Advisors and Mr. Hecht:        7,000,000

         Of the shares reported as beneficially owned in this Schedule 13G, 5,770,500 shares are owned directly by Aspen Partners and 1,229,500 shares are owned by private clients of Aspen Advisors. Aspen Capital is the general partner of Aspen Partners and, as such, may be deemed to share beneficial ownership of the Common Shares owned directly by Aspen Partners. Mr. Hecht is the managing member of Aspen Capital and of Aspen Advisors. As the managing member and owner of a majority of the membership interest in Aspen Advisors and Aspen Capital, Mr. Hecht may be deemed to be the controlling person of Aspen Advisors and Aspen Capital and, through Aspen Capital, Aspen Partners. Aspen Advisors, as investment manager for Aspen Partners and its private clients, has discretionary investment authority over the Common Shares held by Aspen Partners and the private clients. Accordingly, Mr. Hecht may be deemed to be the beneficial owner of the Common Shares held by Aspen Partners and the private clients of Aspen Advisors. Aspen Partners and Aspen Capital disclaim any beneficial interest in the Common Shares owned by the accounts managed by Aspen Advisors.

Item 5.  Ownership of Five Percent or Less of a Class.

                                 NOT APPLICABLE

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Aspen Advisors manages investments for several institutional investors and private investment funds, none of whom beneficially owns more than 5% of the issuer's common stock, except Aspen Partners.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                                 NOT APPLICABLE

Item 8.  Identification and Classification of Members of the Group.

                                 NOT APPLICABLE

Item 9.  Notice of Dissolution of Group.

                                 NOT APPLICABLE

Item 10.  Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 23, 2005

                                       ASPEN PARTNERS, SERIES A, a series of
                                       ASPEN CAPITAL PARTNERS, LP

                                       By:  ASPEN CAPITAL LLC,
                                            its general partner

                                       By: /s/ NIKOS HECHT
                                           -------------------------------------
                                           Name:   Nikos Hecht
                                           Title:  Managing Member


                                       ASPEN CAPITAL LLC

                                       By: /s/ NIKOS HECHT
                                           -------------------------------------
                                           Name:   Nikos Hecht
                                           Title:  Managing Member


                                       ASPEN ADVISORS LLC

                                       By: /s/ NIKOS HECHT
                                           -------------------------------------
                                           Name:   Nikos Hecht
                                           Title:  Managing Member


                                       /s/ NIKOS HECHT
                                       -----------------------------------------
                                       Nikos Hecht